Exhibit 10.5

June 3, 2026

Danny White

Dear Danny:

We are pleased to extend this offer of employment to you for the position of Chief Product Officer at Cycurion, Inc. This offer is subject to the successful completion of customary onboarding requirements, including a successful background check, drug screening, and successful completion of your I-9 employment verification.

Your at-will employment with Cycurion, Inc. will commence on June 4, 2026. Reporting to the CEO, you will be responsible as Chief Product Officer. KPIs and performance expectations, are included in Exhibit A of this document.

Base Salary

Your initial base salary will be $185,000 per year, payable in accordance with the Company’s standard payroll practices and subject to applicable tax withholdings.

Bonuses

During the Term of Employment, for each fiscal year commencing with the fiscal year beginning January 1, 2026, you will be eligible to receive an annual bonus (each, a “Bonus”) based on the achievement of performance-based results including both individual and company metrics to be established by the CEO in their sole discretion.

Any Bonus earned for a fiscal year shall be paid in the immediately following fiscal year of the Company (i.e., calendar year), as soon as practicable after the audited financial statements for the Company for the year for which the Bonus is earned have been released but in no event later than thirty (30) days after such release. To be eligible to receive a Bonus for a fiscal year, you must remain employed with the Company through the date of payment of bonus. If you are no longer employed on the date of Bonus payment, the Company will consider a pro-rated, partial bonus based on individual and company performance for the partial period.

Sign-On Bonus

We offer you a one-time $30,000 gross sign-on bonus to be paid in 3 equal monthly installments (approximately $10,000 per month). You must be employed at the time of bonus award date to receive this bonus.

If your employment terminates for any reason (other than a termination by the Company without Cause) prior to the twelve (12) month anniversary of the employment commencement date, you shall repay the Company the amount of the Sign-On Bonus paid (net of taxes) prior to your termination.

Equity Offering

The Company will structure an equity agreement, to be provided under separate cover, which will include:

●	Initial Equity Grant: $250,000 in RSUs (valued at current 409A valuation).
●	Early Vest Equity: $100,000 of the initial grant vesting after 60 days depending on successful onboarding and early contributions/milestones.
●	Remaining Equity Vesting: $150,000 vesting over 3 years (monthly or quarterly after the initial 60-day tranche – keeps the compressed timeline for better retention and motivation).
●	Equity Refresh: Eligible for participation in our annual executive equity refresh program.

*All Equity awards are subject to express approval by the CEO, and the Company’s Board of Directors.

Benefits

You will be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any savings, retirement and profit-sharing plans as are offered by the Company from time to time, subject to the general eligibility and participation provisions set forth in such plans from time to time. The Company reserves the right to amend or terminate any or all employee benefit plans at any time.

PTO and Holidays

You will be entitled to unlimited PTO each calendar year during the Term of Employment in accordance with the Company’s Executive PTO Policy as in effect from time to time, to be taken at such times as the Executive and the Company shall reasonably mutually determine and provided that no PTO time shall significantly interfere with the duties required to be rendered by the Executive hereunder. Any PTO time not taken by Executive during any calendar year may not be carried forward into any succeeding calendar year and will not be paid out upon termination of employment unless Company policy, as in effect from time to time, or applicable law, requires otherwise. You will also be entitled to such holidays and as set forth in the Company’s policies / employee handbook.

We look forward to the opportunity to work together with you. Please indicate your acceptance of this employment offer by signing below.

Kind Regards,

L. Kevin Kelly, CEO, Cycurion, Inc.		Danny White

Signature	/s/ L. Kevin Kelly	Signature	/s/ Danny White
Date	6/3/2026	Date	6/3/2026
		Title	Chief Product Officer

Exhibit A.

Chief Product Officer (CPO) – Job Description

As Chief Product Officer, you will be responsible for defining and executing the company’s product vision, strategy, and roadmap across all product lines. You will provide executive leadership over product management, product development strategy, and cross-functional alignment to ensure products meet market needs, support business objectives, and deliver exceptional customer value.

Key Responsibilities include, but are not limited to:

●	Establish and own the company’s long-term product vision and product strategy, aligned with corporate goals and growth initiatives.
●	Lead product planning, prioritization, and roadmap development from concept through launch and lifecycle management.
●	Partner closely with Engineering, Design, Marketing, Sales, and Customer Success to ensure timely delivery of high-quality products.
●	Translate customer, market, and competitive insights into clear product requirements and strategic decisions.
●	Drive data-informed decision-making using metrics, customer feedback, and performance analysis.
●	Oversee product governance, ensuring consistency, scalability, and compliance with company standards.
●	Build, mentor, and lead high-performing product management teams as the organization scales.
●	Represent the product vision internally with executives and externally with customers, partners, and stakeholders.

The Chief Product Officer will report directly to executive leadership and is expected to act as a strategic partner in shaping the overall direction and success of the company.

6–12 Month Success Metrics (Chief Product Officer)

During the first six (6) to twelve (12) months of employment, the Chief Product Officer’s performance will be evaluated based on progress toward the following success metrics, recognizing the Company’s stage of growth and evolving strategic priorities:

First 6 Months

●	Product Strategy & Vision

○	Establish and clearly articulate a company-wide product vision and multi-year product strategy aligned with corporate objectives.
○	Deliver an approved product roadmap with defined milestones, priorities, and success criteria.

●	Execution & Delivery

○	Implement disciplined product discovery and delivery processes that improve predictability, speed, and quality of execution.
○	Successfully launch or materially advance priority product initiatives identified by executive leadership.

●	Customer & Market Insight

○	Introduce structured customer feedback, market research, and competitive analysis mechanisms that inform roadmap decisions.
○	Demonstrate incorporation of customer and market insights into product planning and prioritization.

●	Cross-Functional Alignment

○	Establish effective collaboration with Engineering, Sales, Marketing, and Customer Success to ensure shared accountability for product outcomes.
○	Improve clarity of roles, decision rights, and product ownership across teams.

/s/ Danny White

6–12 Months

●	Business Impact

○	Demonstrate measurable contribution of product initiatives to revenue growth, customer acquisition, retention, or expansion.
○	Improve key product performance indicators (e.g., adoption, engagement, retention, or customer satisfaction), as defined by the Company.

●	Operational Maturity

○	Scale and refine product management practices, including requirements definition, prioritization frameworks, and lifecycle management.
○	Implement reporting dashboards and executive-level product metrics reviewed regularly by leadership.

●	Team Leadership & Capability

○	Build, develop, and retain a high-performing product organization with clear expectations, accountability, and career development paths.
○	Identify and address organizational or talent gaps impacting product effectiveness.

●	Strategic Leadership

○	Act as a trusted strategic advisor to executive leadership and the Board on product-related investments, tradeoffs, and growth opportunities.
○	Position the Company’s product portfolio for sustained competitive differentiation and long-term scalability.

Danny White Initials	/s/ Danny White